AMENDMENT TO REINSURANCE AGREEMENTS

                                     between

                     CENTURY LIFE OF AMERICA, WAVERLY, IOWA
                (hereinafter referred to as "THE CEDING COMPANY")

                                        and

            GENERAL AMERICAN LIFE INSURANCE COMPANY, ST. LOUIS, MISSOURI
                   (hereinafter reffered to as "GENERAL AMERICAN")

                   This Amendment is Effective August 1, 1993

Effective August 1, 1993, all agreements which cede or retrocede reinsurance from THE CEDING COMPANY to GENERAL AMERICAN are amended to replace GENERAL AMERICAN with Saint Louis Reinsurance Company. On and after August 1, 1993, all past, present and future rights and responsibilities of GENERAL AMERICAN under these agreements are assigned to Saint Lauis Reinsurance Company.

This amendment does not alter, amend or modify the Reinsurance Agreement other than as stated in this Amendment. It is subject to all of the terms and conditions of the Reinsurance Agreement together with all Amendments and supplements.

IN WITNESS WHEREOF, all parties have executed this Amendment in triplicate.

GENERAL AMERICAN LIFE INSURANCE COMPANY CENTURY LIFE OF AMERICA

By: /s/ A. Greig Woodring                      By: /s/ Robert M. Buckingham
    ----------------------------                   ------------------------

Title: Executive Vice President                Title: V.P. Valuation Actuary
                                                     -----------------------

Date: July 20, 1993                            Date: July 26, 1993
                                                    ------------------------
SAINT LOUIS REINSURANCE COMPANY

By: /s/ A. Greig Woodring
    ----------------------------

Title: President

Date: July 20, 1993